Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of MoonLake Immunotherapeutics of our report dated March 20, 2023, relating to the consolidated financial statements of MoonLake Immunotherapeutics included in its Annual Report on Form 10-K of MoonLake Immunotherapeutics for the year ended December 31, 2022. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Baker Tilly US, LLP

Mountain View, CA
May 1, 2023